Exhibit 10.22

AMENDED AND RESTATED RETIREMENT AGREEMENT

This Amended and Restated Retirement Agreement (the “Agreement”) is entered into by and between Circor International, Inc. (the “Company”) and Kenneth W. Smith (“Executive”) as of December 17, 2007.

WITNESSETH:

WHEREAS, Executive is employed by the Company as its Senior Vice President, Chief Financial Officer and Treasurer (“CFQ”);

WHEREAS, Executive and the Company have agreed that Executive will be retiring from the Company and, consequently, his employment will end on March 1, 2008 or earlier as provided in Section 2 (the last day of Executive’s employment shall be referred to herein as the “Retirement Date”); and

WHEREAS, in recognition of Executive’s long period of service with the Company, Executive and the Company now desire to enter into this Agreement to set forth the terms and conditions of the Executive’s retirement from the Company.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and Company agree as follows:

1. Continuation of Services. The Company will continue to employ Executive on an at-will basis through the Retirement Date, and unless otherwise directed by the Company, prior to the Retirement Date, Executive shall continue to work and provide services to the Company on a regular full-time basis; provided, however, that the Company may, in its discretion, reduce Executive’s duties and responsibilities (but not his Salary (as defined below)).

2. Payments and Benefits to Executive.

(a) Salary Continuation. Executive will continue to receive his current salary at the rate of $23.166.67 per month, less applicable deductions and withholdings (“Salary”) on the Company’s regular payroll dates covering time periods through March 1, 2008; provided, however, that if the Company terminates Executive’s employment for cause or Executive voluntarily terminates his employment prior to March 1, 2008 without the Company’s consent (which consent shall not be unreasonably withheld), the Company shall pay Executive’s Salary only through the Retirement Date. For purposes of this Agreement, any failure of the Company to provide consent to a Retirement Date prior to March 1, 2008 shall be deemed reasonable if, at the time that such consent is requested, the Executive’s successor has not been identified and commenced employment with the Company.

(b) Health Benefit Continuation. In the event Executive’s employment is terminated by the Company other than for cause prior to March 1, 2008, Executive will be provided with the opportunity to receive Company-paid health benefit continuation. Specifically, if Executive elects to continue his medical and dental insurance coverage after the Retirement Date under the law known as COBRA, the Company shall pay a percentage of the medical and dental insurance premiums for Executive and his dependents equal to the same percentage of such premiums paid by the Company during the Executive’s employment from the Retirement Date until the earlier of: (i) March 1, 2008, (ii) the date Executive and his dependents become eligible for health or dental insurance through another employer, or (iii) the date Executive and his dependents become ineligible for COBRA for any reason (the “Benefit Continuation Period”). Executive shall promptly notify the Company upon becoming eligible for health or dental insurance from another employer or upon becoming otherwise ineligible for COBRA. If Executive elects COBRA continuation coverage, he may continue coverage for himself and any dependents after the end of the Benefit Continuation Period at his own expense for the remainder of the COBRA period, to the extent he and they remain eligible.

(c) Usual Benefits. Consistent with the Company’s policy, Executive shall continue to accrue vacation through the Retirement Date. The Company shall pay Executive any accrued but unused vacation no later than the next regular payroll date following the Retirement Date. In addition, the Company shall reimburse Executive for business expenses incurred on or before the Retirement Date, in accordance with Company’s expense reimbursement practices. Also, pursuant to the terms of the Company’s Management Stock Purchase Plan (“MSPP”), to the extent that Executive previously has deferred receipt of cash bonus into restricted stock units under the MSPP and such restricted stock units have not vested as of the Retirement Date, Executive shall receive distributions of shares and/or cash as provided for under the retirement provisions of the MSPP. Executive shall continue to accrue other employee benefits until the Retirement Date including his automobile allowance and those benefits set forth in the Company’s qualified noncontributory defined benefit pension plan, nonqualified noncontributory defined benefit supplemental executive retirement plan and 401(k) Savings Plan consistent with the terms of those plans. The Executive shall cease accruing other employee benefits as of the Retirement Date, including in the Company’s qualified noncontributory defined benefit pension plan, nonqualified noncontributory defined benefit supplemental executive retirement plan and 401(k) Savings Plan consistent with the terms of those plans.

(d) Bonus Payment. Subject to the satisfaction of the Retirement Conditions (as defined below), Executive shall receive a one time payment (the “Bonus Payment”) equal to the sum of (i) the full amount of the bonus that Executive would have received pursuant to the terms and conditions of the Company’s 2007 management bonus plan if he were employed by the Company on the dates such bonus is determined and paid (to the extent that such bonus has not been determined and paid before the Retirement Date) and (ii) two-twelfths of the target bonus for which Executive would have been eligible under the Company’s 2008 management bonus plan had Executive remained employed by the Company for the entire 2008 fiscal year. Executive acknowledges that the amount, if any, of the portion of the Bonus Payment on account of the 2007 fiscal year will depend on the Company’s performance for the 2007 fiscal year and other criteria specified in the Company’s 2007 management bonus plan, and the determination of the amount of such portion of the Bonus Payment shall be made in 2008 in accordance with such criteria and the Company’s customary practice. The portion of the Bonus Payment attributable to the 2007 management bonus plan shall be paid in such date in 2008 as all other payments are made under the Company’s 2007 management bonus plan, while the portion of the Bonus Payment attributable to the 2008 fiscal year shall be paid together with Executive’s last payment of salary for work through the Retirement Date. Any such Bonus Payment, however, shall be subject to compliance with Treasury Regulations issued pursuant to Internal Revenue Code Section 409A, in which case, such payment shall be made as soon as permissible under such regulations.

(e) Acceleration of Stock Options and Restricted Stock Units. Schedule A hereto sets forth certain outstanding stock options and restricted stock unit awards granted to Executive by the Company pursuant to the Company’s Amended and Restated 1999 Stock Option and Incentive Plan (“Stock Option Plan”) and the relevant award agreements related to such grants (collectively, the “Award Agreements”). Subject to the satisfaction of the Retirement Conditions, on the Retirement Date, the relevant sections of each of the Award Agreements governing vesting and exercise rights upon termination shall be superseded and replaced by the vesting and exercise terms set forth in Schedule A hereto. All other provisions of the Award Agreements shall remain in full force and effect in accordance with their respective terms. For purposes of this Agreement “Retirement Conditions” shall mean, Executive: (i) fulfills his responsibilities as CFO and associated transitional services through the Retirement Date in a satisfactory manner as determined in good faith by the Board of Directors; (ii) does not voluntarily terminate his employment prior to March 1, 2008 without the Company’s consent (which shall not be unreasonably withheld); (iii) is not terminated by the Company for “cause” (as defined below), and (iv) after the Retirement Date, signs and does not revoke a general release of legal claims in a form that is acceptable to the Company. For purposes hereof, “cause” shall be defined as the occurrence of one or more of the following as determined by the Company’s Compensation Committee in its sole and good faith discretion: (i) the Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary; (ii) the Executive engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary; (iii) any material act or omission by the Executive involving malfeasance or negligence in the performance of the Executive’s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, which has not been corrected by the Executive within thirty (30) days after written notice from the Company of any such act or omission; (iv) failure by the Executive to comply in any material respect with any written policies or directives of the Company, which has not been corrected by the Executive within ten (10) days after written notice from the Company of such failure; or (v) material breach by the Executive of any non-competition, confidentiality or similar agreements between the Executive and the Company.

3. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

4. Deferral of Payments. Notwithstanding the provisions of this Agreement, the Company shall be entitled to defer payments of cash and issuance of stock to Executive to the extent necessary in order to ensure compliance with the Treasury Regulations issued pursuant to Internal Revenue Code Section 409A.

5. Return of Property. Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to Executive in connection with his employment at the Company remain and will remain the sole property of the Company. Executive will return to the Company all such materials and property when requested by the Company. In any event, Executive will return all such materials and property on or before the Retirement Date, including, without limitation, all computer equipment, laptops, software, keys and access cards, credit cards, cell phone, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). In the event that Executive discovers that he continues to retain any such property after the termination of his employment, he shall return it to the Company immediately. Executive also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Retirement Date.

6. Confidentiality and Existing Restrictive Covenants. Executive shall not disclose to any third party any information which, during his employment, he knew, or reasonably should have known, is considered by the Company to be confidential and/or proprietary. The foregoing obligation is in addition to, and not in lieu of, any obligation set forth in any confidentiality or non-disclosure agreement previously signed by Executive which terms and conditions shall remain in full force and effect and are hereby incorporated by reference. Similarly, the terms of any existing agreement between the Company and Executive containing restrictive covenants (such agreements shall be collectively referred to as “Restrictive Covenants”) shall remain in full force and effect and are hereby incorporated by reference.

7. Non-Solicitation. During Executive’s employment and for the two-year period immediately following the Retirement Date, Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit for employment or otherwise hire any individual who both (a) is or was an employee or consultant of the Company within the 12- month period preceding the Retirement Date, and (b) has not been involuntarily terminated by the Company or not otherwise employed by the Company for at least six months; or (ii) encourage any such employee or consultant to terminate his or her employment or consultant relationship with the Company.

8. Nondisparagement. Executive and the Company mutually agree not to make any disparaging statements concerning the other or any of its affiliates or current or former officers, directors, shareholders, employees, or agents; provided that these nondisparagement obligations shall not in any way affect the obligation of either the Executive or representatives of the Company to testify truthfully in any legal proceeding.

9. Future Cooperation. During his employment and thereafter, Executive agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceedings in which the Company calls him as a witness. The Company agrees to pay the reasonable costs and attorney’s fees incurred by Executive in providing such cooperation.

10. Suspension /Termination of Payments. In the event that Executive fails to comply with any of his obligations under this Agreement including but not limited to the provisions of the Agreement which have been incorporated by reference and has not cured such failure within thirty days of receipt of notice from the Company concerning such failure (to the extent that such failure reasonably can be cured), in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to or made on behalf of Executive under this Agreement. The termination or suspension of such payments in the event of such breach by Executive will not affect his continuing obligations under this Agreement.

11. Legal Representation. This Agreement is a legally binding document and his signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

12. Absence of Reliance. In signing this Agreement, Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

13. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever against Executive. The Company specifically disclaims any liability or wrongdoing whatsoever against Executive or any other person on the part of the Company, its affiliates, and their current and former agents, employees and shareholders.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Enforcement.

(a) Jurisdiction. Executive and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b) Relief. Both parties agree that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of his promises set forth in Sections 5, 6, 7, 8 or 9 or any harm to the Executive caused by a breach by the Company of its promises set forth in Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if either party breaches, or proposes to breach, any portion of his or its obligations under Sections 5, 6, 7, 8 or 9, the other party shall be entitled, in addition to all other remedies it or he may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to such party and without the necessity of posting a bond.

17. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Agreement.

18. Entire Agreement. This Agreement, including all provisions that are incorporated by reference, together with the existing Indemnification Agreement between the Executive and the Company and the existing stock option and restricted stock unit award agreements (as amended herein) (collectively, the “Existing Agreements”), constitute the entire agreement between Executive and the Company. This Agreement specifically supersedes any other previous agreements or understandings between Executive and the Company including, without limitation, the Executive Change of Control Agreement dated August 8, 2000, as amended and the Retirement Agreement dated June 18, 2007. To the extent of any conflict between the provisions of this Agreement and any of the Existing Agreements, the provisions of this Agreement shall take precedence.

19. No Transfer. Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.

20. Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them.

21. Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

23. Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.

This Agreement has been executed as a sealed instrument by Executive and the Company.

EXECUTIVE

/s/ Kenneth W. Smith		17 December 2007
Kenneth W. Smith		Date

CIRCOR INTERNATIONAL, INC.

By:	/s/ David A. Bloss, Sr.	December 17, 2007
Name:	David A. Bloss, Sr.	Date
Title:	Chairman & CEO

Schedule A

Award Date	Nature of Award	#Options/RSUs	Original Vesting/Exercise Date	Accelerated Vesting/Exercise Date
1/6/04	Stock Options	2,300	1/6/09	Retirement Date
2/18/05	Stock Options	2,840	2/18/09	Retirement Date
2/18/05	Stock Options	2,840	2/18/10	Retirement Date
2/27/06	RSUs	2,804	2/27/09	Retirement Date
2/26/07	RSUs	2,235	2/26/09	Retirement Date